Exhibit (h)(25)

AMENDMENT TO CHIEF COMPLIANCE OFFICER SERVICES AGREEMENT

This Amendment dated as of January 4, 2018 (this “Amendment”) is to the Chief Compliance Officer Services Agreement dated October 2, 2017 amended (the “Agreement”), by and between ALPS Series Trust (the “Trust”), organized as a Delaware statutory trust, on behalf of the Beacon Accelerated Return Strategy Fund and the Beacon Planned Return Strategy Fund (the “Funds”), each a series of the Trust, and ALPS Fund Services, Inc. a Colorado corporation (“ALPS”).

WHEREAS, the Trust and ALPS wish to amend the Agreement in certain respects as more fully set forth below effective as of the date of this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1. Section 3(a) is deleted in its entirety and replaced with the following, with such terms to be effective beginning October 2, 2017:

SECTION 3. Fee.

(a) As compensation for the performance of the Services on behalf of the Funds, the Trust shall pay to ALPS during the Term an annual base fee of $30,000 paid 1/12 on a monthly basis (or a pro rata portion thereof for a partial month) (the "Fee"), plus $5,000 for each additional fund, and $7,500 for each additional subadvisor. Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Funds’ investment adviser and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Funds’ investment adviser originally provided to ALPS. During each year of the Term, unless the parties shall otherwise agree and provided that the service mix and volumes remain consistent with those provided in the previous year of this Agreement, the total fee that would be charged for the same services would be the Fee, subject to an annual cost of living adjustment based on the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Denver-Boulder-Greeley area, as published bimonthly by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, acceptable to all parties.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ALPS SERIES TRUST,
on behalf of the Funds

By:
Name:	Jeremy O. May
Title:	President

ALPS FUND SERVICES, INC.

By:
Name:	Jeremy O. May
Title:	President

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